Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2020 SECOND QUARTER RESULTS

Fiscal 2020 second quarter revenues of $187.7 million

Fiscal 2020 second quarter operating income of $70.0 million

Fiscal 2020 second quarter adjusted operating income of $77.1 million

NEW YORK, N.Y., February 4, 2020 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal 2020 second quarter ended December 31, 2019.

For the fiscal 2020 second quarter, MSG Networks Inc. generated revenues of $187.7 million, a decrease of 3% as compared with the prior year period. In addition, the Company generated operating income of $70.0 million, a decrease of 11%; adjusted operating income of $77.1 million, a decrease of 10%; and net income of $40.0 million, a decrease of 9%; all as compared with the prior year period.(1)

President and CEO Andrea Greenberg said, “During our fiscal second quarter, we secured important affiliate renewals and solidified our relationships with new and existing advertising partners, demonstrating the continued importance and appeal of live local professional sports content in the nation’s largest media market. Looking ahead, we remain confident in our continued ability to generate substantial free cash flow and long-term value for our shareholders.”

Fiscal Year 2020 Second Quarter Results (In thousands, except per share data)

Three Months Ended December 31, 2019
Revenues	$187,730
Operating income	69,963
Adjusted operating income	77,083
Net Income	39,964
Diluted EPS	$0.66

(1)	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Operations

Fiscal 2020 second quarter total revenues of $187.7 million decreased 3%, or $5.2 million, as compared with the prior year period. Affiliation fee revenue decreased $3.1 million, primarily due to the impact of a decrease in subscribers of approximately 8%, partially offset by the impact of higher affiliation rates and, to a lesser extent, a favorable $2.3 million affiliate adjustment recorded in the current year quarter.

Advertising revenue decreased $1.4 million, primarily due to a lower net decrease in deferred revenue related to ratings guarantees and the impact of fewer live professional sports telecasts as compared with the prior year period, partially offset by higher per-game sales from the telecast of live professional sports programming and other net advertising increases, primarily from the Company’s non-ratings based advertising initiatives. Other revenues decreased $0.7 million, due to the absence in the current year quarter of $0.8 million in fees related to Fuse Media.

Direct operating expenses of $84.1 million increased 3%, or $2.6 million, as compared with the prior year period. The increase was primarily due to higher rights fees expense, mainly a result of annual contractual rate increases.

Selling, general and administrative expenses of $32.0 million increased 2%, or $0.7 million, as compared with the prior year period, due to higher advertising and marketing costs, as well as higher professional fees and other cost increases, partially offset by lower employee compensation and related benefits. The overall increase includes $0.6 million in expenses in the current year quarter that are not indicative of the Company’s core expense base.

Operating income of $70.0 million decreased 11%, or $8.4 million, as compared with the prior year period, primarily due to the decrease in revenues, higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses (including share-based compensation expense).

Adjusted operating income of $77.1 million decreased 10%, or $8.7 million, as compared with the prior year period, primarily due to the decrease in revenues, higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses (excluding share-based compensation expense).

Excluding the impact of the $2.3 million favorable affiliate adjustment recorded in the current year quarter, the absence of $0.8 million in Fuse Media fees and the $0.6 million in selling, general and administrative expenses that are not indicative of the Company’s core expense base, fiscal 2020 second quarter adjusted operating income would have decreased 11%, or $9.7 million, as compared with the prior year quarter.

About MSG Networks Inc.

MSG Networks Inc., a pioneer in sports media, owns and operates two award-winning regional sports and entertainment networks and a companion streaming service that serve the nation’s number one media market, the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania. The networks feature a wide range of compelling sports content, including exclusive live local games and other programming of the New York Knicks, New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. This content, in addition to a diverse array of other sporting events and critically acclaimed original programming, has established MSG Networks as the gold standard in regional sports.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns	Ari Danes, CFA
Communications	Investor Relations
(212) 465-6442	(212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 9779306

Conference call replay number is 855-859-2056 / Conference ID Number 9779306 until February 11, 2020

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Revenues	$187,730	$192,914	$348,711	$357,378
Direct operating expenses	84,065	81,470	152,725	148,125
Selling, general and administrative expenses	32,022	31,294	54,342	48,197
Depreciation and amortization	1,680	1,800	3,407	3,845

Operating income	69,963	78,350	138,237	157,211
Other income (expense):
Interest income	906	1,422	2,834	3,014
Interest expense	(9,934)	(11,693)	(20,749)	(23,615)
Debt refinancing expense	(2,764)	—	(2,764)	—
Other components of net periodic benefit cost	(258)	(413)	(516)	(818)

	(12,050)	(10,684)	(21,195)	(21,419)

Income from operations before income taxes	57,913	67,666	117,042	135,792
Income tax expense	(17,949)	(23,828)	(34,011)	(45,024)

Net income	$39,964	$43,838	$83,031	$90,768

Earnings per share:
Basic	$0.66	$0.58	$1.23	$1.21
Diluted	$0.66	$0.58	$1.22	$1.20
Weighted-average number of common shares outstanding:
Basic	60,452	75,079	67,758	74,987
Diluted	60,825	75,737	68,144	75,715

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Operating income	$69,963	$78,350	$138,237	$157,211
Share-based compensation expense	5,440	5,611	10,099	9,287
Depreciation and amortization	1,680	1,800	3,407	3,845

Adjusted operating income	$77,083	$85,761	$151,743	$170,343

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2019	June 30, 2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$115,914	$226,423
Accounts receivable, net	107,477	108,349
Related party receivables, net	21,018	16,091
Prepaid income taxes	12,235	1,968
Prepaid expenses	6,161	2,003
Other current assets	4,449	5,286

Total current assets	267,254	360,120
Property and equipment, net	8,503	9,302
Amortizable intangible assets, net	32,013	33,743
Goodwill	424,508	424,508
Operating lease right-of-use assets	13,852	—
Other assets	38,631	39,226

Total assets	$784,761	$866,899

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$569	$907
Related party payables	1,161	941
Current portion of long-term debt	26,237	111,789
Current portion of operating lease liabilities	4,689	—
Accrued liabilities:
Employee related costs	9,490	15,466
Other accrued liabilities	11,485	13,898
Deferred revenue	826	185

Total current liabilities	54,457	143,186
Long-term debt, net of current portion	1,067,902	906,228
Long-term operating lease liabilities	11,438	—
Defined benefit and other postretirement obligations	24,480	25,834
Other employee related costs	4,981	4,713
Other liabilities	148	2,310
Deferred tax liability	244,367	243,396

Total liabilities	1,407,773	1,325,667

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common Stock, par value $0.01, 360,000 shares authorized; 46,578 and 61,287 shares outstanding as of December 31, 2019 and June 30, 2019, respectively	643	643
Class B Common Stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of December 31, 2019 and June 30, 2019	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	3,650	9,916
Treasury stock, at cost, 17,681 and 2,972 shares as of December 31, 2019 and June 30, 2019, respectively	(417,162)	(179,561)
Accumulated deficit	(202,982)	(282,414)
Accumulated other comprehensive loss	(7,297)	(7,488)

Total stockholders’ deficiency	(623,012)	(458,768)

Total liabilities and stockholders’ deficiency	$784,761	$866,899

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Six Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$74,021	$90,455
Net cash used in investing activities	(1,758)	(3,674)
Net cash used in financing activities	(182,772)	(117,500)

Net decrease in cash and cash equivalents	(110,509)	(30,719)

Cash and cash equivalents at beginning of period	226,423	205,343

Cash and cash equivalents at end of period	$115,914	$174,624

Free Cash Flow

	Six Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$74,021	$90,455
Less: Capital expenditures	(1,758)	(1,674)

Free cash flow	$72,263	$88,781

Capitalization

December 31, 2019
Cash and cash equivalents	$115,914
Credit facility debt(a)	1,100,000

Net debt	$984,086

Reconciliation of operating income to AOI for the trailing twelve-month period(b)
Operating Income	$290,925
Share-based compensation expense	18,899
Depreciation and amortization	6,960

Adjusted operating income	$316,784

Leverage ratio(c)	3.1x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve months.
(c)	Represents net debt divided by adjusted operating income for the trailing twelve-month period, which differs from the covenant calculation contained in the Company’s credit facility.